EXHIBIT 99p29

Appendix A: Code of Ethics

Veritas Asset Management LLP (“VAM”) has adopted this Code of Ethics (“Code”) in compliance with the requirements of the U.S. Federal Securities Laws as applicable to registered investment advisers to managed accounts and unregistered pooled investment vehicles.

Under U.S. regulations, Rule 204A-1 under the Investment Advisers Act 1940 (“Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 require every adviser and sub-adviser to a U.S. registered investment company and every registered investment adviser (under the Advisers Act) to adopt, among other things, a written Personal Trading Policy. In the U.S. this is termed a Code of Ethics Policy. The Code is to contain provisions reasonably designed to prevent Access Persons from engaging in any conduct prohibited by the rules. This policy applies to all Access Persons (as defined herein) and prohibits them from engaging in fraudulent, deceitful or manipulative practices in connection with the purchase or sale of a security or to be acquired by mutual funds or client portfolios.

In addition to the general policies set forth by the Code with respect to the ethical obligations of VAM and its supervised persons, the Code contains specific Personal Securities Transaction Policies designed to ensure that our personal and proprietary investing activities do not interfere with the best interests of our Clients and maintains a Policy Statement on Insider Trading and related procedures designed to prevent the misuse of material, non-public information which can be found in Appendix M. 1

Provisions of General Applicability

1.	Standards of Business Conduct

When our Clients invest money through us, they look to us as their fiduciary. We value the confidence and trust placed in us by our Clients, including individual accounts as well as unregistered pooled investment vehicles managed by VAM and, as relevant, investors in such vehicles, (collectively, “Clients”) and believe that our reputation for integrity and professionalism is a vital business asset. We seek to protect that reputation. To further that goal, we have adopted and implemented policies and procedures (including this Code) to prevent fraudulent, deceptive and manipulative practices and to ensure compliance with the Federal Securities Laws and the fiduciary duties owed to our Clients.

As a fiduciary, VAM has affirmative duties of care, honesty, loyalty and good faith to act in the best interests of our Clients. Our Clients’ interests are paramount and must always come before our personal interests. Our Access Persons and Supervised Persons are also expected to behave as fiduciaries with respect to our Clients. This means that each must render disinterested advice, protect Client assets (including nonpublic information about a Client or a Client’s account) and act always in the best interest of our Clients. We must also strive to identify and avoid conflicts of interest; however, such conflicts may arise.

Access Persons and Supervised Persons must not:

•	employ any device, scheme or artifice to defraud a Client

•	make to a Client any untrue statement of material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading

•	engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client

•	engage in any manipulative practice with respect to a Client;

•	use their positions, or any investment opportunities presented by virtue of their positions, to personal advantage or to the detriment of a Client; or

•	conduct personal trading activities in contravention of this Code or applicable legal principles or in such a manner as may be inconsistent with the duties owed to Clients as a fiduciary

To assure compliance with these restrictions and the Federal Securities Laws, we have adopted and agreed to be governed by the provisions of this Code in addition to any other applicable compliance policies and procedures maintained by VAM. However, Access Persons and Supervised Persons are expected to comply not merely with the “letter of the law”, but with the spirit of the laws, this Code and other applicable compliance procedures.

1 VAM also maintains additional compliance policies and procedures which may be contained in VAM’s Compliance Manual adopted pursuant to Rule 206(4)-7 under the Advisers Act. Whether or not a particular procedure is listed, VAM and its Supervised Persons are required to comply with all relevant compliance policies and procedures.

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Should you have any doubt as to whether this Code applies to you, you should contact the CCO.

2.	Definitions

As used in the Code, the following terms have the following meanings:

A.	Access Persons include (1) any director, officer, member or partner (as applicable) of VAM; (2) any Supervised Person of VAM who: (a) has access to nonpublic information regarding any clients’ purchase or sale of securities or (b) is involved in making securities recommendations to clients or who has access to such recommendations as are nonpublic; and (3) any other person who the CCO determines to be an Access Person. For the avoidance of any doubt, all VAM staff are deemed to be Access Persons, given the size of the firm.

B.	Automatic Investment Plan means any program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including, but not limited to, any dividend reinvestment plan (DRIP).

C.	Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be “beneficial ownership” as used in Rule 16a-1(a)(2) under Section 16 of the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”). However, any transactions or holdings reports required by the Personal Securities Transactions Policies contained in this Code may include a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security or securities to which the report relates.

D.	Chief Compliance Officer or CCO means VAM’s Chief Compliance Officer as designated on Form ADV Part 1 or the CCO’s designee, as applicable.

E.	Federal Securities Laws means: (1)the U.S. Securities Act of 1933, as amended (“Securities Act”);(2) the Exchange Act; (3) the Sarbanes-Oxley Act of 2002; (4) the U.S. Investment Company Act of 1940, as amended; (5) the Advisers Act; (6) title V of the Gramm-Leach-Bliley Act; (7) any rules adopted by the SEC under the foregoing statutes; (8) the Bank Secrecy Act, as it applies to funds and investment advisers; and (9) any rules adopted under relevant provisions of the Bank Secrecy Act by the SEC or the Department of the Treasury.

F.	Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Exchange Act Sections 13 or 15(d).

G.	Limited Offering means an offering that is exempt from registration under Securities Act Sections 4(2) or 4(6) or pursuant to Securities Act Rules 504 or 506. For greater clarity, Limited Offerings of securities issued by any private collective investment vehicle or unregistered hedge fund advised by VAM are included within the term Limited Offering.

H.	Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

I.	Reportable Security means any security (including derivatives, options, warrants regardless of whether listed or not and any other instrument whereby the price of the instrument is directly affected by the price of an underlying share), except: (i) direct obligations of the U.S. Government (e.g. treasury securities); (ii) direct obligations of the U.K. Government (e.g. Gilts, Premium Bonds, Savings Certificates and Bonds issued by National Savings and Investments;); (iii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a Nationally Recognized Statistical Rating Organization); (iv) shares issued by U.S. money market funds registered under the Investment Company Act; (v) shares issued by open- end funds registered under the Investment Company Act [with the exception of any U.S. registered investment company advised or sub-advised by VAM].

J.	Security Held or to be acquired means any Reportable Security which, within the most recent fifteen (15) calendar days, seven days before the trade date, and seven days after a trade date, (1) is or has been held by a Client, or (2) is being or has been considered by a Client or the Adviser for purchase by a Client. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security.

K.	Supervised Person of VAM means any partner, member, officer, director or employee of VAM; and any other person who provides investment advice on behalf of VAM and is subject to the supervision and control of VAM. Contractors and consultants may, in certain circumstances, be deemed to be Supervised Persons.
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3.	General Policies and Restrictions

A.	Gifts. Access Persons must not give or accept gifts in contravention of VAM’s stated Gifts and Hospitality policy from or to any entity doing business with or on behalf of VAM. Gifts accepted in violation of this policy shall be forfeited, if practicable, and/or dealt with in any manner determined by the CCO to be appropriate and in the best interests of our Clients.

B.	Fair Treatment. Access Persons must avoid taking any action which would favor one Client or group of Clients over another in violation of our fiduciary duties and applicable law. Access Persons must comply with relevant provisions of our compliance policies and procedures designed to detect, prevent and mitigate such conflicts.

C.	Conflicts of Interest. Access Persons must provide disinterested advice and any relevant potential personal or business conflicts of interest must be disclosed to the CCO and, where appropriate, information barrier procedures may be utilized to avoid potential conflicts of interest.

D.	Service as Outside Director, Trustee or Executor. Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the CCO following the receipt of a written request for such approval. In the event such a request is approved, information barrier procedures may be utilized to avoid potential conflicts of interest. Other than by virtue of their position with VAM or with respect to a family member, no Access Person may serve as a trustee, executor or fiduciary. Similarly, Access Persons may not serve on a creditor’s committee outside of their duties with VAM. In appropriate circumstances, the CCO may grant exemptions from this provision provided that the CCO is satisfied that such an exemption will not present a conflict of interest with any VAM client or, if such a conflict is presented, the conflict may be adequately addressed through application of the information barrier procedures.

E.	Reporting Violations. Any Access Person who believes that a violation of this Code has taken place must promptly report that violation to the CCO or to the CCO’s designee. To the extent that such reports are provided to a designee, the designee shall provide periodic updates to the CCO with respect to violations reported. Access Persons may make these reports anonymously and no adverse action shall be taken against an Access Person making such a report in good faith.

F.	Waivers. The CCO may grant waivers (notwithstanding the need to comply with the rules) of any substantive restriction in appropriate circumstances (e.g., personal hardship) and will maintain records necessary to justify such waivers of policy.

G.	Application of Code to CCO. No Access Person may pre-clear his or her own trades, review his or her own reports or approve his or her own exemptions from this Code. When such actions are to be undertaken with respect to the CCO, the Chief Operating Officer (Richard Grant) will perform such actions as are required of the CCO under the Code.

4.	Code Notification and Access Person Certifications

The CCO shall deliver a copy of the Code to each Access Person initially and annually. Additionally, each Access Person will be provided a copy of any Code amendments. After initially reading the Code or amendment, each Access Person shall make the certification contained in Appendix B-1. Thereafter, on an annual basis and upon any amendments, each Access Person shall attest to the CCO via email that they have read, accept and understand the Code. Certifications with respect to amendments to the Code must be returned to the CCO within a reasonably prompt time. To the extent that any Code-related training sessions or seminars are held, the CCO shall keep records of such sessions and the Access Persons attending.

5.	Review of Reports Required by the Code

A.	Reports required to be submitted pursuant to the Code will be reviewed by the CCO or a designee on a periodic basis.

B.	Any material violation or potential material violation of the Code must be promptly reported to the CCO. The CCO will investigate any such violation or potential violation and report violations the CCO determines to be “major” to the Managing Partners with a recommendation of such action to be taken against any individual who is determined to have violated the Code, as is necessary and appropriate to cure the violation and prevent future violations. Other violations shall be handled by the CCO in a manner he or she deems to be appropriate. However, sanctions more severe than a warning or censure must be approved by the Managing Partners.

C.	The CCO will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.
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D.	Sanctions for violations of the Code include verbal or written warnings and censures, monetary sanctions, disgorgement or dismissal. Where a particular Client has been harmed by the violative action, disgorgement may be paid directly to the Client; otherwise, monetary sanctions shall be paid to an appropriate charity determined by the Managing Partners.

6.	Recordkeeping and Review

This Code, any written prior approval for a Reportable Securities transaction given pursuant to VAM’s Personal Securities Transactions Policies, a copy of each report by an Access Person, a record of any violation of the Code and any action taken as a result of the violation, any written report hereunder by the CCO, and lists of all persons required to make and/or review reports under the Code shall be preserved with VAM’s records, as appropriate, for the periods and in the manner required by Rule 204-2. To the extent appropriate and permissible, the CCO may choose to keep such records electronically.

The CCO shall review this Code and its operation annually and may determine to make amendments to the Code as a result of that review. Amendments to this Code shall be distributed as described in Section 4. In the event of a material change to the Personal Securities Transactions section of this Code, the CCO shall inform each U.S. Registered Investment Company client’s CCO of such change.

Personal Securities Transactions Policy

The personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with clients. Each Access Person shall be alert to any potential conflicts of interest that may arise in conducting affairs for personal reasons and on behalf of Clients. Personal interests shall not interfere with the application of unbiased and objective judgment to the management of client portfolios. Each Access Person shall ensure that securities transactions undertaken on behalf of clients are given priority over any personal securities transactions in employee accounts.

For the purposes of this Personal Securities Transactions Policy, employee accounts include every account in which the employee has (1) a direct or indirect financial interest, (2) the power to vote securities, or (3) the power to dispose of securities. The following accounts are generally treated as beneficially owned by the Access Person:

•	Accounts of the Access Person

•	Accounts of the Access Person’s spouse (or other person with whom the Access Person maintains a similar relationship)

•	Accounts of the Access Person’s immediate family members – this may include any first- degree family members residing with employees etc.

•	Accounts in which the Access Person otherwise has a beneficial interest, including private collective investment vehicles (whether or not managed by VAM) in which the Access Person maintains a significant ownership interest

These procedures are designed to satisfy the requirements of Rule 204A-1 and to enable VAM to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons. If any Access Person is uncertain about the application of VAM’s Personal Securities Transactions Policy or potential conflicts of interest regarding this policy, the Access Person should discuss such concerns with the CCO.

1.	Substantive Restrictions

A.	IPO and Limited Offering Restrictions. Access Persons may not acquire any securities issued as part of an IPO or a Limited Offering, absent prior approval by the CCO or the CCO’s designee. Any such approval will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to such person because of his or her position with VAM. Once pre-approval has been granted, the pre-approved transaction must be executed within twenty-four (24) hours. An Access Person who has been authorized to acquire interests in such securities must disclose their interests if involved in considering an investment in such securities for a Client. Any decision to acquire the issuer’s securities on behalf of a Client shall be subject to review by Access Persons with no personal interest in the issuer.
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B.	Short Swing Profits. Access Persons may not profit from the purchase and sale or sale and purchase of the same or equivalent Reportable Securities within sixty calendar days. Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than sixty calendar days. This prohibition applies to all Reportable Securities, not just those held in Client accounts.

C.	Other Trading Restrictions. Access Persons may not: (1) trade on margin; (2) engage in short sales (except short sales “against the box”); (3) engage in options or futures transactions [except with respect to options or futures on securities which may not be held by any Client]; (4) place any limit order other than a same-day limit order [except with respect to securities which may not be held by any Client]; (5) hold more than 5% of the outstanding voting securities of a single company without the approval of the CCO; or (6) engage in frequent trading in securities (e.g., day trading) or improper “market timing” activities.

D.	Forfeitures. Any profits derived from transactions in violation of paragraphs A, B, C or D, above, shall be forfeited and may be paid to one or more Clients for the benefit of the Client(s) if such a payment is determined by the CCO to be appropriate under the circumstances or to a charity determined by the Executive Partnership.

E.	Brokerage Accounts. Access Persons must disclose all brokerage accounts to the CCO and may instruct their broker to provide timely duplicate account statements and confirms of all personal securities transactions to the CCO. This applies to all Access Person’s accounts and any which are ‘beneficially owned’ by the Access Person (please refer to the introduction of this section for scope)

F.	Waivers. CCO may grant waivers of any substantive restriction (notwithstanding the need to comply with the rules) in appropriate circumstances (e.g. personal hardship) and will maintain records necessary to justify such waivers of policy.

G.	Prohibition on Self-Clearance. No Access Person may pre-clear his or her own trades, review his or her own required reports or otherwise serve as the final point of review of his or her own actions. To the extent that this Code requires action by the CCO and the CCO also engages in personal securities transactions, the CCO’s responsibilities under this Code shall be carried out by another designated person with respect to any personal securities transactions of the CCO.

2.	Pre-clearance and Reporting Procedures

A.	Pre-clearance. Each Access Person shall obtain prior written approval from the CCO for all personal securities transactions in Reportable Securities. Access persons must also obtain prior written CCO approval for any purchases or sales of virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”).

B.	Pre-clearance Exceptions. Pre-clearance requirements do not apply to:

(a)	Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(b)	Purchases or sales of Reportable Securities which are not eligible for purchase or sale by any Client or that is not a Security Held [as defined in Definition section 2.j];

(c)	Purchases or sales of U.S. open-end funds, although Access Persons are reminded that improper “market timing” violates our policies and that “front-running” Client transactions on the basis of material, nonpublic inside or confidential information violates not only this Code, but our Policy Statement on Insider Trading as well as other securities laws and, if proven, is punishable by fines and other penalties;

(d)	Purchases or sales which are non-volitional on the part of either the Access Person or the Client, including transactions in the following Reportable Securities , (i) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds; (ii) shares representing the performance of a nationally recognized index or indices; and (iii) exchange traded funds; (iv) interests in retail unit trusts and open- ended investment companies sold in the United Kingdom which Access Persons are given forward prices on both purchases and redemptions;

(e)	Transactions in securities which are not Reportable Securities;

(f)	Purchases which are part of an Automatic Investment Plan or DRIP;

(g)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and
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(h)	Virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO.

Access Persons should consult the CCO if there are any questions about whether one of the exemptions listed above applies to a given transaction. We may, from time to time, maintain a “Restricted List” of securities in which Access Persons may not trade.

C.	Required Reports.

1)	Initial and Annual Holdings Reports. Each Access Person must submit to the CCO a report in the form attached as Exhibit A-1: (i) not later than ten (10) calendar days after becoming an Access Person, reflecting the Access Person’s holdings as of a date not more than 45 days prior to becoming an Access Person; and (ii) annually, on July 30th, as of a date not more than 45 days prior to the date the report was submitted.

Holdings reports must contain the following information:

(a)	the title and type of security and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

(b)	the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for

(c)	the Access Person’s direct or indirect benefit. (Note that even those accounts which hold only non-Reportable Securities, must be included); and

(d)	the date the Access Person submits the report.

Brokerage statements containing all required information may be substituted for the Holdings Report Form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a holdings report containing the missing information as a supplement to the statement or confirmation.

2)	Quarterly Reports. Within 30 days after the end of each calendar quarter, each Access Person must submit a report to the CCO covering all transactions in Reportable Securities in the form attached as Exhibit A-2.

Transactions reports must contain the following information:

(a)	the date of the transaction, the title and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Reportable Security involved

(b)	the nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition)

(c)	the price of the security at which the transaction was effected

(d)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(e)	the date the Access Person submits the report

Brokerage account statements or trade confirmations containing all required information may be substituted for the attached form if submitted timely. To the extent that a brokerage statement or confirmation lacks some of the information otherwise required to be reported, you may submit a transactions report containing the missing information as a supplement to the statement or confirmation.

3)	On at least a quarterly basis, within 30 days after the end of a calendar quarter, an Access Person must inform the firm of any new trading accounts opened during the preceding quarter.

Brokerage reports must contain the following information in the form attached as Exhibit A-2:

(a)	the name of the broker, dealer, or bank with whom the account was established;
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(b)	the date the account was established; and

(c)	the date that the report was submitted by the Access Person.

D.	Exceptions to Reporting Requirements. The reporting requirements of Section 2.C. apply to all transactions in Reportable Securities other than:

1)	transactions with respect to securities held in accounts over which the Access Person had no direct or indirect influence or control; and

2)	transactions effected pursuant to an Automatic Investment Plan or DRIP

E.	Duplicate Statements and Confirms. Each Access Person, with respect to each brokerage account in which such Access Person has any direct or indirect beneficial interest, may choose to arrange that the broker shall mail directly to the CCO at the same time they are mailed or furnished to such Access Person

1)	duplicate copies of broker trade confirmations covering each transaction in a Reportable Security in such account and

2)	copies of periodic statements with respect to the account.

Exhibit A-1: Initial/Annual Securities Holdings Report

This form must be completed by each Access Person within 10 days of becoming an Access Person and on the 30th July each calendar year thereafter.

The following list, which is current as of the date indicated below, accurately reflects my current personal securities holdings in which I have a direct or indirect beneficial interest:

Security (including ticker/CUSIP as applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Through Whom Account is Held

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The chart above (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities holdings of securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers, dealers or banks:

Dated:

Signature:

Exhibit A-2: Quarterly Transactions and Brokerage Account Report

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VERITAS ASSET MANAGEMENT LLP

Quarterly Transactions and Brokerage Account Report

For the Calendar Quarter Ended September 2021

This form must be completed by each Access Person within 30 days following the end of each calendar quarter.

PLEASE NOTE – If you have not done so already, please forward your executed deal confirms to Compliance with this form

In accordance with Rule 204A-1 (the “Rule”) under the Investment Advisers Act of 1940, I am considered to be an “access person” of Veritas Asset Management LLP (“VAM”) and subject to the Rule’s terms and conditions. The Rule requires periodic reporting of my personal securities transactions and holdings, including those of individuals (e.g. spouse and other family members) to whom I have influence or discretion over their investment decision, to be made to VAM. However, as specified in the Rule, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

Transaction Reporting

During the quarter referred to above, the following transactions were effected in Reportable Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the VAM Code of Ethics:

Security (with ticker/CUSIP as applicable) Please also include NON executed trades that you received approval for	Date of Transaction	No. of Shares or Principal Amount	Buy, Sell, Other	Total Amount	Executing Bank or Broker/Dealer

This report (1) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (2) excludes personal securities transactions in securities which are not Reportable Securities, and (3) is not an admission that I have or had any direct or indirect beneficial ownership in the Reportable Securities listed above.

New Accounts

☐	During the quarter referenced above, I established a new account(s) in which securities were held during such quarter for my direct or indirect benefit as listed below.
☐	During the quarter referenced above, I did not establish any new accounts.

Name of Broker, Dealer or Bank	Account Name	Date Account Established	Relationship to Broker (independent professional, friend, relative etc.	I have discretion over the account(Y/N)

My relationship to the Broker(s), noting that the disclosure of certain relationships, such as those that involve family, friends or affiliated firms, may require additional confirmation, review and monitoring to confirm that I am not directing the account via such a relationship;

By signing below, I acknowledge and certify that:

1.	I had no direct or indirect influence or control over the Accounts;
2.	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule;
3.	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of VAM’s Chief Compliance Officer
4.	I did not suggest that the Broker make any particular purchases or sales of securities for the Accounts during the period Q3 2021;
5.	I did not direct the Broker to make any particular purchases or sales of securities for the Accounts during the period Q3 2021; and
6.	I did not consult with the Broker as to the particular allocation of investments to be made in the Accounts during the period Q3 2021.

Access persons completing this certification on an annual basis, also acknowledge and certify the following:
7.	I did not direct or suggest any purchases or sales of specific securities for the Accounts during the period Q3 2020 – Q3 2021
8.	Any discussions with the discretionary manager/broker about my Accounts related to general guidelines involving my investment objectives, risk tolerance and investment timeline.

Dated:	Name:

Signature:

Appendix B-1: Supervised Person Initial Acknowledgment and Certification

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I hereby certify to Veritas Asset Management LLP (the “Adviser”) that:

1)	I have received and reviewed the Adviser’s Compliance Manual, including all Appendices attached thereto including the Code of Ethics;

2)	To the extent I had questions regarding any policy or procedure contained in the Compliance Manual, I received satisfactory answers to those questions from appropriate Adviser personnel;

3)	I fully understand the policies and procedures contained in the Compliance Manual;

4)	I understand and acknowledge that I am subject to the Compliance Manual;

5)	I will comply with the policies and procedures contained in the Compliance Manual at all times during my association with the Adviser; and

6)	I understand and acknowledge that if I violate any provision of the Compliance Manual, I may be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine (which may be substantial); (d) demotion (which may be substantial); (e) suspension of employment (with or without pay); (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution [2]

This form must be completed by each Access Person within 10 days of becoming an Access Person.

Signature:	Print Name:

Date:

2 The antifraud provisions of the United States securities laws reach insider trading or tipping activity worldwide if the activity constitutes a fraud on domestic Securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorises the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

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Appendix B-2: Supervised Person Certificate of Periodic Review and Compliance

I hereby certify to Veritas Asset Management LLP (the “Adviser”) that:

1)	Since the date of my last certification regarding the Adviser’s Compliance Manual (including all Appendices attached thereto, the “Compliance Manual”), I have read (or reread) and understand the Compliance Manual, including any modifications to or updates of the Compliance Manual;

2)	To the extent I had questions regarding any policy or procedure contained in the Compliance Manual, I received satisfactory answers to those questions from appropriate Adviser personnel;

3)	I fully understand the policies and procedures contained in the Compliance Manual;

4)	I understand and acknowledge that I am subject to the Compliance Manual;

5)	Since the date of my last certification regarding the Compliance Manual, I have complied with the policies and procedures contained in the Compliance Manual, except as described below (if no exceptions apply, please initial here _____; if exceptions apply, please describe:

6)	I have disclosed, reported or caused to be reported all securities holdings and accounts, filed all required quarterly transaction reports and have obtained any required pre- clearance of transactions as required under the Adviser’s Personal Securities Transaction Policy, Policy Statement on Insider Trading and Code of Ethics, since the date of my last certification regarding the Compliance Manual;

7)	I understand and acknowledge that if I violate any provision of the Compliance Manual, I may be subject to remedial actions, which may include, but are not limited to, any one or more of the following: (a) a warning; (b) disgorgement of profits; (c) imposition of a fine (which may be substantial); (d) demotion (which may be substantial); (e) suspension of employment (with or without pay); (f) termination of employment; or (g) referral to civil or governmental authorities for possible civil or criminal prosecution [3]

Signature:	Print Name:

Date:

3 The antifraud provisions of the United States securities laws reach insider trading or tipping activity worldwide if the activity constitutes a fraud on domestic Securities markets. In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorises the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

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